Exhibit 10.1

NDA Regulatory Activities

Scope of Services (May 2014 – August 2014)

1.              Overview.  The following is a description of activities (May 2014 – August 2014) to support the preparation and filing of a New Drug Application (“NDA”) to FDA for Pexiganan Acetate Cream 0.8%.

2.              Description of Activities.  RRD will perform the following activities:

A.            Senior Management/ Strategy. RRD will assist Dipexium in the design of the regulatory strategy for the initial stage of the NDA program. RRD will work with Dipexium to consider how to position the Program with FDA and, ahead of any interactions, consider the regulatory issues that FDA may have. RRD will work with Dipexium to develop a plan to mitigate/manage any potential regulatory risks.

B.            Overall Program Management. RRD will work with Dipexium to oversee and manage all aspects of the Stage 1 NDA activities (NDA activities prior to FDA feedback)(1) as outlined in the proposed agreement.

C.            NDA Submission Strategy

(1)         NDA Submission Strategy Plan Preparation and Submission to FDA. In collaboration with Dipexium, RRD will develop the NDA submission strategy plan, including the preparation of the meeting request letter and list of questions and issues requiring input from FDA. RRD will coordinate the final publishing of the NDA submission strategy plan for review and approval by Dipexium and will submit the NDA strategy plan document, under signed Dipexium letterhead, to FDA.

(2)         Preparation for and Attendance at NDA Submission Strategy Plan Teleconference Meeting with FDA. RRD will work with Dipexium to prepare for the NDA submission strategy plan meeting. RRD will assist Dipexium in interpreting and addressing preliminary FDA feedback received prior to the NDA submission strategy plan meeting. RRD will attend the NDA submission strategy plan meeting with Dipexium in person and will assist Dipexium in interpreting FDA’s feedback and adjusting the development program accordingly. RRD will prepare the minutes from the NDA submission strategy plan meeting for review and approval by Dipexium. In collaboration with Dipexium, RRD will prepare and submit post meeting correspondence.

D.            Initial pre-NDA Activities. In collaboration with Dipexium, RRD will initiate the pre-NDA activities which include the following:

(1)         development of the content plan for the pre-NDA meeting information package;

(2)         development and maintenance of the timeline for the pre-NDA activities;

(3)         initiation of the development of ISE and ISS analysis plan; and

(4)         initiation of the development of the pre-NDA questions to FDA and meeting request.

E.            Initial NDA Application Preparation Activities. In collaboration with Dipexium, RRD will initiate Stage 1 of the NDA application preparation activities which include the following:

(1)  A subsequent amendment to Project Agreement 1 will need to be approved by Dipexium Management in order to address the Stage 2 NDA activities (NDA activities post-FDA feedback).

(1)         initiate Request for Proposal to obtain proposal costs and select electronic publishing vendor for submission of the NDA application in eCTD format;

(2)         initiation of the development of the CTD content plan for the NDA application utilizing the initial NDA application submitted in traditional format (64 Volumes);

(3)         inventory additional technical study reports and study data as applicable from IND and post-NDA FDA submission requests;

(4)         initiate review of technical reports for inclusion in NDA submission (nonclinical, clinical and microbiology);

(5)         develop high level timeline for the preparation and submission of the NDA application;

(6)         develop published literature search strategies and initiate execution for NDA application; and

(7)         initiate review of the following Initial NDA Application sections for possible inclusion in the Complete NDA Response to FDA:

•                  nonclinical NDA Studies (Pharm, Tox, ADME, 42 studies) and nonclinical literature to be resubmitted;

•                  microbiology NDA studies/data and microbiology literature to be resubmitted;

•                  clinical NDA studies to be resubmitted (Clinical  Pharmacology, Phase 3 – 303/304 and other studies - Contact Sensitization and Impetigo);

•                  clinical published literature submitted with NDA application;

•                  previous ISE for Phase 3 program;

•                  previous ISS for all clinical studies conducted; and

•                  SAS data files from previous NDA.

F.             NDA Registration and Validation Manufacturing Activities.

(1)         provide regulatory/quality/CMC review of technical source documents (eg, batch record modules, stability protocols/amendments, assay method protocols) for additional lots of drug product to support the Phase 3 clinical program;

(2)         prepare and review additional CMC Information Amendment to describe manufacturing process development experience, 15 KG pilot batch and release results, updated assay method descriptions and stability data (target June 2014); and

(3)         prepare and review GMP stability update in response to FDA request for ongoing submission of data to IND (target August 2014).